     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1996

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           The Securities Act of 1933

                           THE COOPER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                                            94-2657368
(State or other jurisdiction of    6140 Stoneridge Mall Road, Suite 590       (I.R.S. Employer
 incorporation or organization)          Pleasanton, CA 94588               Identification Number)
                                            (510) 460-3600
                                 (Address of principal executive offices)

                              --------------------
                                 1996 LONG TERM
                                 INCENTIVE PLAN

                          FOR NON-EMPLOYEE DIRECTORS OF
                           THE COOPER COMPANIES, INC.


                            (Full title of the plan)

                              --------------------
                                Carol R. Kaufman
                       Vice President of Legal Affairs and

                          Chief Administrative Officer
                           THE COOPER COMPANIES, INC.

                      6140 Stoneridge Mall Road, Suite 590
                              Pleasanton, CA 94588

                                 (510) 460-3600

 (Name, address and telephone number, including area code, of agent for service)

                              --------------------
                         Calculation of Registration Fee

===================================================================================================================================
                                                                                        Proposed maximum
Title of each class of securties       Amount to be         Proposed maximum           aggregate offering          Amount of
       to be registered                 registered       offering price per share             price             registration fee
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10
share .............................    215,000 shs.(1)            (2)                    2,445,089.00(2)           $843.00
- ------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights(3)         645,000                (3)                        (3)                   $100.00
===================================================================================================================================

(1) Represents the maximum number of shares which may be distributed pursuant to the Registration Statement, absent operation of the anti-dilution provisions of the Plan. Such additional undeterminable number of shares as may be required by reason of such anti-dilution provisions are hereby also registered. Of those shares, 7,393 shares of restricted stock with 22,179 attached rights to acquire shares of the registrant's Series A Junior Participating Preferred Stock, and options for 31,250 shares, have been issued to non-employee directors subject to approval of the Plan by the stockholders of the registrant. The stockholders of the registrant approved the Plan on March 27, 1996.

(2) Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) on the basis of the exercise price per share of outstanding options for 31,250 shares at $5.91 per share and the purchase price of $.10 per share for 7,393 shares of restricted stock, and (ii) pursuant to Rule 457(c) for the remaining 176,357 shares registered hereunder (the average ($12.813) of the high ($12.875) and low ($12.75) prices for the registrant's Common Stock quoted on the New York Stock Exchange on August 23, 1996).

(3) Rights to acquire shares of the registrant's Series A Junior Participating Preferred Stock are attached to and trade with the Common Stock of the registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Fee paid represents the minimum statutory fee pursuant to Section 6(b) of the Securities Act of 1933.

                                         Total Pages 8
                                    Exhibit Index on Page 8

           This Registration Statement on Form S-8 of The Cooper Companies, Inc., a Delaware corporation (the "Registrant"), covers 215,000 shares of common stock, par value $.10 per share, of the Registrant (the "Common Stock") reserved for issuance under the Registrant's 1996 Long Term Incentive Plan for Non- Employee Directors of The Cooper Companies, Inc. (the "Plan") and 645,000 Rights to acquire shares of Series A Junior Participating Preferred Stock of the Registrant attached to said shares (computed at the rate of three Rights per share after giving effect to the Registrant's one-for-three reverse stock split effectuated in September
      1995). Of those shares, 7,393 shares of restricted stock, and options for 31,250 shares, have been issued to non-employee directors subject to approval of the Plan by the stockholders of the Registrant. The stockholders of the Registrant approved the Plan on March 27, 1996.

           The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

        The following documents filed with the Commission by the Registrant are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995;

        (b) The Registrant's Current Reports on Form 8-K dated March 5, 1996 and May 30, 1996;

        (c) The Registrant's Quarterly Report on Form 10-Q for the Fiscal Quarter ended January 31, 1996;

        (d) The Registrant's Quarterly Report on Form 10-Q for the Fiscal Quarter ended April 30, 1996; and

        (e) The description of the Common Stock which is contained in the Registrant's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on November 2, 1983 and the description of the Registrant's Rights contained in the Registrant's Registration Statement on Form 8-A filed under the Exchange Act on December 4, 1987.

        All Documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

        (Not Applicable)

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        (Not applicable)

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Paragraph (b) of Article X of the Registrant's Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain suits initiated by such persons, be indemnified and held harmless by the Registrant, to the full extent authorized by the Delaware General Corporation Law, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Paragraph (b) further provides that rights conferred thereby shall be contract rights and shall include the right to be paid by the Registrant the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the Delaware General Corporation Law so requires, such payment shall only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under Paragraph (b) or otherwise. Paragraph (b) provides that the Registrant may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

        Paragraph (b) provides that persons indemnified thereunder may bring suit against the Registrant to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit shall be reimbursed by the Registrant. Paragraph (b) further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware General Corporation law, the burden of proving the defense shall be on the Registrant and neither the failure of the Registrant's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Board of Directors that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        Paragraph (b) provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Registrant's Certificate of Incorporation or By-Laws, or otherwise.

        Paragraph (b) also provides that the Registrant may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        Finally, Paragraph (b) provides that the Registrant may enter into indemnification contracts consistent with its provisions. However, the existence of a contract is not a precondition to indemnification under Paragraph (b).

        The Registrant maintains insurance covering its officers and directors against certain liabilities incurred in their capacities as such, and the Registrant is insured against any payments which it is obligated to make to such persons pursuant to the foregoing indemnification provisions.

        Article VII, Section 7 of the By-laws of the Registrant provides:

        "This corporation shall indemnify, to the extent permitted by the General Corporation Law of Delaware as amended from time to time, (a) each of its present and former officers and Directors, and (b) each of its present or former officers, Directors, agents or employees who are serving or have served at the request of this corporation as an officer, Director or partner (or in any similar position) of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether by or in the right of this corporation by a third party or otherwise, to which such person is made a party or threatened to be made a party by reason of such office in this corporation or in another corporation, partnership, joint venture, trust or other enterprise. Such indemnification shall inure to the benefit of the heirs, executors and administrators of any indemnified person.

        To the extent permitted by the General Corporation Law of Delaware, under general or specific authority granted by the Board of Directors,
        (a) this corporation by specific action of the Board of Directors may furnish such indemnification to its agents and employees with respect to their activities on behalf of this corporation; (b) this corporation by specific action of the Board of Directors may furnish such indemnification to each present or former officer, director, employee or agent of a constituent corporation absorbed in a consolidation or merger with this corporation and to each officer, director, agent or employee who is or was serving at the request of such constituent corporation as an officer, director, agent or employee of another corporation, partnership, joint venture, trust or other enterprise; and (c) this corporation may purchase and maintain indemnification insurance on behalf of any of the officers, directors, agents or employees whom it is required or permitted to indemnify as provided in this Article."

        Section 145 of the General Corporation Law of the State of Delaware empowers a corporation, subject to certain limitations, to indemnify a director or officer against expenses (including attorneys' fees, judgments, fines, and certain settlements) actually and reasonably incurred by him in connection with any suit or proceeding to which he is, by reason of the fact that he is a director or officer, a party, so long as he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, so long as he had no reasonable cause to believe his conduct to have been unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        (Not applicable)

ITEM 8. EXHIBITS

     Exhibit No.      Description

         4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 33-17330).

         4.2 Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

         4.3          Amended   and   Restated   By-Laws   of  the   Registrant,
                      incorporated   by   reference   to  Exhibit   3.2  to  the
                      Registrant's Report on Form 8-A dated January 18, 1994.

         4.4 Rights Agreement, dated as of October 29, 1987, between the Registrant and The First National Bank of Boston,
                      incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 1-8597) dated October 29, 1987.

         4.5 Amendment No. 1 to the Rights Agreement, dated as of June 14, 1993, between the Registrant and The First National Bank of Boston, incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1993.

         4.6 Amendment No. 2 to the Rights Agreement, dated as of January 16, 1995, between the Registrant and The First National Bank of Boston, incorporated by reference to
                      Exhibit 4.6 to the Registrant's Annual Report on 10-K for the fiscal year ended October 31, 1994.

         5            Opinion of Latham & Watkins.

         23.1         Consent of Latham & Watkins (Incorporated in Exhibit 5).

         23.2         Consent of KPMG Peat Marwick LLP.

         24           Power   of   Attorney   (included   on   page II-5 of this
                      Registration Statement).

ITEM 9. UNDERTAKINGS

        (a)    The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)    To include any prospectus required by Section 10(a)
               (3) of the Securities Act of 1933;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 28th day of August, 1996.

                                    THE COOPER COMPANIES, INC.

                                    By:     /s/ Carol R. Kaufman
                                            ---------------------------------
                                            Carol R. Kaufman
                                            Vice President of Legal Affairs
                                              and Chief Administrative Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carol R. Kaufman and Robert S. Weiss with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                          Date

/s/ A. Thomas Bender
- ----------------------------  President, Chief Executive      August 28, 1996
    A. Thomas Bender          Officer and Director
                              (Principal Executive Officer)

/s/ Robert S. Weiss
- ----------------------------- Executive Vice President,        August 28, 1996
    Robert S. Weiss           Treasurer and Chief Financial
                              Officer and Director (Principal
                              Financial Officer)

/s/ Stephen C. Whiteford        Vice President and Corporate     August 28, 1996
- ------------------------------  Controller (Principal Accounting
    Stephen C. Whiteford        Officer


/s/ Allan E. Rubenstein, M.D.   Chairman of the Board of       August 28, 1996
- ------------------------------  Directors
    Allan E. Rubenstein, M.D.

/s/ Mark A. Filler              Director                       August 28, 1996
- ------------------------------
    Mark A. Filler

/s/ Michael H. Kalkstein        Director                       August 28, 1996
- -----------------------------
    Michael H. Kalkstein

/s/ Donald Press                Director                       August 28, 1996
- -----------------------------
    Donald Press

/s/ Moses Marx                  Director                       August 28, 1996
- -----------------------------
    Moses Marx

/s/ Steven Rosenberg            Director                       August 28, 1996
- -----------------------------
    Steven Rosenberg

                                  EXHIBIT INDEX

Exhibit

    Number                                     Description

- ----------------      ------------------------------------------------------

     4.1 Restated Certificate of Incorporation, as amended, incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 33-17330).

     4.2 Certificate of Amendment of Restated Certificate of Incorporation dated September 21, 1995, incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1995.

     4.3 Amended and Restated By-Laws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant's Report on Form 8-A dated January 18, 1994.

     4.4 Rights Agreement, dated as of October 29, 1987, between the Registrant and The First National Bank of Boston, incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K (File No. 1-8597) dated October 29, 1987.

     4.5 Amendment No. 1 to the Rights Agreement, dated as of June 14, 1993, between the Registrant and The First National Bank of Boston, incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1993.

     4.6 Amendment No. 2 to the Rights Agreement, dated as of January 16, 1995, between the Registrant and the First National Bank of Boston, incorporated by reference to Exhibit 4.6 to the Registrant's Annual Report on 10-K for the fiscal year ended October 3, 1994.

      5             Opinion of Latham & Watkins.

     23.1           Consent of Latham & Watkins (Incorporated in Exhibit 5).

     23.2           Consent of KPMG Peat Marwick LLP.

      24 Power of Attorney (included on page II-5 of this Registration Statement).